                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                       Norfolk Southern Railway Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                       Norfolk Southern Railway Company
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

- --------------------------------------------------------------------------------

NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN RAILWAY COMPANY

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
TUESDAY, MAY 28, 1996

- --------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Railway Company will be held on the 19th Floor of Norfolk Southern Tower, Three Commercial Place, Norfolk, Virginia, on Tuesday, May 28, 1996, at 11 o'clock A.M., Eastern Daylight Time, for the following purposes:

    1. Election of two directors to the class whose term will expire in 1999 and two directors to the class whose term will expire in 1997.

    2. Transaction of such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 28, 1996, will be entitled to vote at such meeting.

                                               By order of the Board of
                                               Directors,
                                                  SANDRA T. PIERCE,
                                                  Corporate Secretary.

Dated: April 16, 1996

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                        NORFOLK SOUTHERN RAILWAY COMPANY
                             THREE COMMERCIAL PLACE
                          NORFOLK, VIRGINIA 23510-2191
                                                                  April 16, 1996
                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Railway Company on or about April 16, 1996. The Company's Annual Report for 1995 was mailed under separate cover beginning on March 15, 1996. The proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held May 28, 1996. The cost of soliciting proxies will be paid by the Company, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, facsimile, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $2,500 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Company do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Company, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 28, 1996. As of February 29, 1996, the Company had issued and outstanding 1,197,027 shares of $2.60 Cumulative Preferred Stock, Series A ("Preferred Stock"), and 16,668,997 shares of Common Stock. Of these shares, 1,096,833 shares of Preferred Stock, excluding 100,194 shares of Preferred Stock held by Company subsidiaries and/or in a fiduciary capacity, and all shares of Common Stock are entitled to one vote per share. All the Common Stock of the Company is owned directly by Norfolk Southern Corporation ("NS").

                             ELECTION OF DIRECTORS

  The terms of D. Henry Watts and Henry C. Wolf, members of the Class of 1996, expire at the Annual Meeting, and the Board of Directors has nominated them as candidates for election to the Class of 1999. The terms of James C. Bishop, Jr. and L. I. Prillaman expire by operation of law at the Annual Meeting, and the Board of Directors has nominated them as candidates for election to the Class of 1997.

  John S. Shannon and John R. Turbyfill, elected by the stockholders as members of the Class of 1997, resigned as directors, effective the end of the day on February 29, 1996; Mr. Shannon resigned because of his retirement, effective the same date, as an officer of NS, and Mr. Turbyfill resigned in view of his planned retirement later in the year as an officer of NS. The Board of Directors elected Mr. Bishop and Mr. Prillaman, respectively the Executive Vice President-Law and the Executive Vice President-Marketing of NS, to fill the vacancies created by the resignations of Messrs. Shannon and Turbyfill. Under Virginia law, the term of a director so elected expires at the next stockholders' meeting at which directors are elected.

  Unless otherwise instructed on the enclosed proxy, such proxy will be voted in favor of the election of Messrs. Bishop and Prillaman to serve for one-year terms expiring in 1997 and of Messrs. Watts and Wolf to serve for three-year terms expiring in 1999. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

  Under Virginia law and under the Company's Restated Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the stockholders' meeting. There are no family relationships among any of the nominees or directors--or among any of the nominees or directors and any officer--nor is there any arrangement or understanding between any nominee or director and any other person, pursuant to which the nominee or director was selected.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 29,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1996/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
NOMINEES (FOR TERM EXPIRING IN 1997)
JAMES C. BISHOP, JR., 59, Norfolk, Va. Executive Vice         1996/1996           40,890
 President-Law, Norfolk Southern Corporation, and Vice
 President-Law, Norfolk Southern Railway Company, since
 March 1, 1996, having served prior thereto as Vice
 President-Law of Norfolk Southern Corporation. Director
 of several Norfolk Southern Railway Company
 subsidiaries, including Norfolk and Western Railway
 Company.
L. I. PRILLAMAN, 52, Norfolk, Va. Executive Vice              1996/1996           60,650
 President-Marketing, Norfolk Southern Corporation, and
 Vice President and Chief Traffic Officer, Norfolk
 Southern Railway Company, since October 1, 1995; having
 previously become Vice President-Properties of both
 Norfolk Southern Corporation and Norfolk Southern
 Railway Company on December 1, 1992; and having served
 prior thereto as Vice President and Controller of both
 Norfolk Southern Corporation and Norfolk Southern
 Railway Company. Director of several Norfolk Southern
 Railway Company subsidiaries, including Norfolk and
 Western Railway Company.

- --------
Notes begin on page 4.

                                                                                        SHARES OF
                                                                                     NORFOLK SOUTHERN
                                                                                       CORPORATION
                                                                                       COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                      CURRENT           BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS                 TERM EXPIRES/        AS OF FEBRUARY 29,
               IN OTHER PUBLIC CORPORATIONS                   A DIRECTOR SINCE       1996/1/,/2/,/3/
            ----------------------------------                ----------------      ------------------
NOMINEES (FOR TERM EXPIRING IN 1999)

D. HENRY WATTS, 64, Norfolk, Va. Vice Chairman, Norfolk          1996/1986               120,857/4/
 Southern Corporation, and Vice President, Norfolk
 Southern Railway Company, since October 1, 1995, having
 served prior thereto as Executive Vice President-
 Marketing, Norfolk Southern Corporation, and Vice
 President and Chief Traffic Officer, Norfolk Southern
 Railway Company. Director of several Norfolk Southern
 Railway Company subsidiaries, including Norfolk and
 Western Railway Company.

HENRY C. WOLF, 53, Norfolk, Va. Executive Vice President-        1995/1994                59,890
 Finance, Norfolk Southern Corporation, and Vice President-
 Finance, Norfolk Southern Railway Company, Since June 1,
 1993, having served prior thereto as Vice President-Taxation of both Norfolk Southern Corporation and Norfolk Southern
 Railway Company. Director of several Norfolk Southern Railway
 Company subsidiaries, including Norfolk and Western Railway
 Company.

OTHER DIRECTORS

DAVID R. GOODE, 55, Norfolk, Va. Chairman, President and         1998/1992               206,714
 Chief Executive Officer, Norfolk Southern Corporation,
 and President and Chief Executive Officer, Norfolk
 Southern Railway Company, since September 1, 1992;
 having previously become President, Norfolk Southern
 Corporation, on October 1, 1991, Vice President, Norfolk
 Southern Railway Company, on February 1, 1992, and Vice
 President-Administration on January 1, 1991; and having
 served prior thereto as Vice President-Taxation of both
 Norfolk Southern Corporation and Norfolk Southern
 Railway Company. Director of Norfolk Southern
 Corporation and of several Norfolk Southern Railway
 Company subsidiaries, including Norfolk and Western
 Railway Company. Director of Caterpillar, Inc., Georgia-
 Pacific Corporation, Texas Instruments, Inc. and TRINOVA
 Corporation.

- --------
Notes begin on page 4.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 29,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1996/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
OTHER DIRECTORS

STEPHEN C. TOBIAS, 51, Norfolk, Va. Executive Vice            1998/1994           56,246
 President- Operations, Norfolk Southern Corporation, and
 Vice President- Operations, Norfolk Southern Railway
 Company, since July 1, 1994; having previously become
 Senior Vice President-Operations, Norfolk Southern
 Corporation, and Vice President, Norfolk Southern
 Railway Company, on October 1, 1993; and having served
 prior thereto as Vice President-Strategic Planning of
 both Norfolk Southern Corporation and Norfolk Southern
 Railway Company. Director of several Norfolk Southern
 Railway Company subsidiaries, including Norfolk and
 Western Railway Company.

- --------
  /1/For each named individual, the shares owned are less than 1% of the total shares outstanding. No director or nominee owns shares of the Company's Preferred Stock.

  /2/Unless otherwise indicated by footnote, all shares are held by the named individuals with sole voting and investment powers.

  /3/Includes shares credited to individual accounts under the NS Thrift and Investment Plan and shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan (for Mr. Bishop, this amounts to 1,429 and 5,259 shares, respectively; for Mr. Prillaman, 5,686 and 6,727 shares; for Mr. Watts, 3,796 and 16,957 shares; for Mr. Wolf, 2,960 and 4,700 shares; for Mr. Goode, 3,011 and 14,519 shares; and for Mr. Tobias, 3,581 and 5,255 shares). The individual possesses voting power over shares held under share retention agreements but has no investment power until the shares are distributed. Also includes shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan and with respect to which the optionee has the right to acquire beneficial ownership within 60 days (for Mr. Bishop, this amounts to 32,041 shares; for Mr. Prillaman, 34,522 shares; for Mr. Watts, 85,442 shares; for Mr. Wolf, 45,527 shares; for Mr. Goode, 172,521 shares; and for Mr. Tobias, 39,547 shares).

  /4/Includes 14,662 shares held by Mr. Watts' wife, in which beneficial ownership is disclaimed.

  Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Company's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1995, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Company believes that all required Forms were filed on time.

                  BENEFICIAL OWNERSHIP OF NS AND COMPANY STOCK

  As of February 29, 1996, 100,194 shares, or approximately 8.4%, of the Company's Preferred Stock were held by Company subsidiaries and/or in a fiduciary capacity. NS held 131,223 shares, or approximately 11%, of the Company's Preferred Stock. To the knowledge of the Company, no other person beneficially owns more than 5% of the Company's Preferred Stock. NS held 100% (16,668,997 shares) of the Company's Common Stock on February 29, 1996.

  As of February 29, 1996, all officers and directors of the Company as a group beneficially owned 1,151,060 shares of NS Common Stock and 70 shares (in which beneficial ownership is disclaimed) of the Company's Preferred Stock, or less than 1% of the total shares of each class of stock outstanding. Included in the NS Common Stock figure are 60,844 shares credited to individual accounts under the NS Thrift and Investment Plan. Also included are 93,477 shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan over which the individual possesses voting power but no investment power until the shares are distributed, and 860,810 shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan with respect to which optionees have the right to acquire beneficial ownership within 60 days. Also included are 23,533 shares in which beneficial ownership is disclaimed. The shares held individually by directors whose terms of office will continue after the Annual Meeting and by nominees are included in the information under "Election of Directors."

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company consists of six members and is divided into three classes elected for a term of three years, with each class containing one third of the total number of directors. The Board of Directors has no audit, nominating or compensation committees. In 1995, the Board of Directors acted by unanimous written consent on twenty-three separate occasions.

  Each year the Board of Directors appoints an Executive Committee, which is empowered to exercise all the authority of the Board of Directors to the extent permitted by law when the Board is not in session. All such actions taken by the Committee are to be reported to the Board at its meeting next succeeding the action and are subject to revision or alteration by the Board. During 1995 and through February 29, 1996, Executive Committee members were David R. Goode, John S. Shannon and John R. Turbyfill. Effective March 1, 1996, they were David
R. Goode, James C. Bishop, Jr. and Henry C. Wolf. The Committee took no action in 1995.

                           COMPENSATION OF DIRECTORS

  Each incumbent director is also an officer of the Company and an officer of NS; none is paid a director's fee.

         NS COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following identifies any reportable business relationships between NS and Messrs. Leisenring, Coleman, Hahn or McNair, the members of the Compensation and Nominating Committee of the NS Board of Directors.

  In 1995, NS paid approximately $273,000 to McNair Law Firm, P.A., of which Mr. McNair is Chairman, for legal and consulting services.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Kathryn B. McQuade is Vice President-Internal Audit of the Company. Ms. McQuade's spouse is one of approximately 6,100 partners worldwide in KPMG Peat Marwick LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for NS. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for NS or its subsidiaries, including the Company. NS paid KPMG approximately $1.9 million for all services rendered during 1995.

                             EXECUTIVE COMPENSATION

  The Chief Executive Officer and each of the named executive officers of the Company are also officers of NS and receive no compensation for their services solely as Company officers. Their compensation is set by the NS Board of Directors, based on the recommendation of its Compensation and Nominating Committee, for service in all capacities to NS and its subsidiaries. The directors of the Company do not participate in decisions regarding compensation. Consequently, the information which follows concerning executive compensation reflects the compensation paid to Company officers for service in all capacities to NS and its subsidiaries, including the Company.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other five most highly compensated executive officers of NS for service in all capacities to NS and its subsidiaries (including the Company) for the fiscal years ending December 31, 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                              ANNUAL COMPENSATION                COMPENSATION
                           --------------------------        ---------------------
                                                               AWARDS    PAYOUTS
                                                             ---------- ----------
                                               OTHER
                                              ANNUAL         SECURITIES
      NAME AND                                COMPEN-        UNDERLYING    LTIP          ALL OTHER
      PRINCIPAL            SALARY/1/ BONUS/1/ SATION         OPTIONS/3/ PAYOUTS/4/    COMPENSATION/5/
      POSITION        YEAR    ($)      ($)      ($)             (#)        ($)              ($)
      ---------       ---- --------- -------- -------        ---------- ----------    ---------------
David R. Goode        1995  685,000  616,500  206,077/2/,/6/   50,000             /7/     63,796
 Chairman, President  1994  585,000  497,250  537,303          40,000    505,965           4,500
 and Chief Executive  1993  535,000  376,480  300,309          40,000    217,011          50,480
 Officer
John R. Turbyfill     1995  435,000  348,000  212,612/2/       20,000           /7/       36,693
 Vice Chairman        1994  425,000  340,000  427,235          20,000    316,195           4,500
                      1993  414,583  273,086  331,359          12,500    217,011          36,924
D. Henry Watts        1995  381,250  290,938  255,121/2/       12,500           /7/       33,758
 Vice Chairman        1994  370,000  277,500  459,530          12,500    316,195           4,500
                      1993  360,000  237,132  377,009          12,500    217,011          33,444
John S. Shannon       1995  375,000  281,250   82,504/2/       12,500           /7/       31,929
 Executive Vice       1994  370,000  277,500  307,848          12,500    316,195           4,500
 President-Law        1993  360,000  237,132  233,296          12,500    217,011          30,681
Stephen C. Tobias     1995  305,000  228,750   40,843/2/       12,500           /7/       26,304
 Executive Vice       1994  267,500  200,625  139,362           5,000    126,491           4,500
 President-Operations 1993  223,750  147,384   99,425           5,000     86,818          22,910
Henry C. Wolf         1995  305,000  228,750   45,976/2/       12,500           /7/       29,693
 Executive Vice       1994  267,500  200,625  142,245          12,500    126,491           4,500
 President-Finance    1993  204,167  134,485  101,053           5,000     86,818          27,269

- --------

  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes cash payment of dividend equivalents in an amount equal to, and commensurate with, dividends paid on NS Common Stock on performance share units awarded through 1992 pursuant to the NS Long-Term Incentive Plan (dividend equivalents are not paid on performance share units awarded after 1992). Includes amounts reimbursed for the payment of taxes on personal benefits. Does not include a tax absorption payment, which was not determinable in time to be reported, under the Long-Term Incentive Plan for the 1995 award of performance shares. Also includes the amount by which the interest accrued on salary and bonuses deferred under the NS Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1995, these amounts were: for Mr. Goode, $42,117; Mr. Turbyfill, $201,104; Mr. Watts, $242,213; Mr. Shannon, $70,162; Mr. Tobias, $29,438; and Mr. Wolf,
$30,968.
  /3/Options were granted without tandem SARs.
  /4/Represents market value, as of the date of award, of NS Common Stock earned pursuant to the performance share feature of the NS Long-Term Incentive Plan for periods ended December 31, 1994 and 1993 (for 1993, performance shares were awarded for achievements in the three-year period 1991-1993, and for 1994, performance shares were awarded for achievements in the three-year period 1992-1994). For 1995, the award of performance shares for achievements in the three-year period 1993-1995 had not been approved in time to be reported.
  /5/Includes for 1995 (i) contributions of $4,500 to the NS 401(k) plan on behalf of each named executive officer; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $59,296; Mr. Turbyfill, $32,193; Mr. Watts, $29,258; Mr. Shannon, $27,429; Mr.
Tobias, $21,804; and Mr. Wolf, $25,193.
  /6/Includes personal use, as directed by resolution of the NS Board of Directors, of NS aircraft valued at approximately $95,000.00, calculated on the basis of the aggregate incremental cost of such use to NS.
  /7/For 1995, the award of performance shares for achievements in the three-year period 1993-1995 had not been approved in time to be reported.

LONG-TERM INCENTIVE PLAN

  The NS Long-Term Incentive Plan, as last approved by NS stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of NS and certain of its subsidiaries (including the Company). The Compensation and Nominating Committee of the NS Board of Directors ("Committee") is charged with administration of the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1995 of stock options under the NS Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                  GRANT DATE
                       INDIVIDUAL GRANTS                            VALUE
- ----------------------------------------------------------------- ----------
                 NUMBER OF
                 SECURITIES  % OF TOTAL
                 UNDERLYING   OPTIONS                             GRANT DATE
                  OPTIONS    GRANTED TO   EXERCISE OR              PRESENT
                 GRANTED/1/ EMPLOYEES IN BASE PRICE/2/ EXPIRATION  VALUE/3/
 NAME               (#)     FISCAL YEAR  ($ PER SHARE)    DATE       ($)
 ----            ---------- ------------ ------------- ---------- ----------
D. R. Goode        50,000       6.96%        62.50     01/29/2005  844,000
J. R. Turbyfill    20,000       2.78%        62.50     01/29/2005  337,600
D. H. Watts        12,500       1.74%        62.50     01/29/2005  211,000
J. S. Shannon      12,500       1.74%        62.50     01/29/2005  211,000
S. C. Tobias       12,500       1.74%        62.50     01/29/2005  211,000
H. C. Wolf         12,500       1.74%        62.50     01/29/2005  211,000

* No SARs were granted in 1995.

- --------
  /1/Options were granted effective January 30, 1995, exercisable one year after the date of grant. Dividend equivalents are paid in cash for five years on these options in an amount equal to, and commensurate with, dividends paid on NS Common Stock.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of NS Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant at the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize depends on the stock price on the date the option is exercised; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  The model assumes:

    (a) a stock volatility factor of 0.1902: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1990, through December 31, 1994;

    (b) a dividend yield of 3.23%: yield was determined monthly and averaged over the 60-month period January 1, 1990, through December 31, 1994;

    (c) a 1994 risk-free rate of return of 6.75%: this represents the return on a comparatively "risk-free" investment in 1994, the year prior to the issuance of these options; and

    (d) that the option will be exercised during its ten-year term.

  The foregoing measures and assumptions produce a Black-Scholes factor of
0.27 and a resulting present value of $16.88 for each share of common stock subject to the 1995 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their term. Values computed under the Black-Scholes model are not affected by payment of dividend equivalents on unexercised options.

  The following table sets forth certain information concerning the exercise of options and/or SARs by each named executive officer during 1995 and the unexercised options and SARs held by each as of the end of 1995:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                          NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS/SARS AT             IN-THE-MONEY OPTIONS/SARS
                   SHARES                             FY-END                              AT FY-END/1/
                 ACQUIRED ON   VALUE                    (#)                                    ($)
                  EXERCISE    REALIZED    --------------------------------------    ---------------------------
 NAME                (#)        ($)        EXERCISABLE           UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
 ----            -----------  --------    ----------------      ----------------    -----------   -------------
D. R. Goode         3,300/2/  144,443/2/             172,521                50,000   2,267,537       846,875
J. R. Turbyfill    12,095/3/  516,240/3/             136,814/4/             20,000   4,104,618/4/    338,750
D. H. Watts             0           0                 85,442                12,500   2,039,961       211,719
J. S. Shannon           0           0                 85,820                12,500   2,057,492       211,719
S. C. Tobias        3,790     139,360                 39,547                12,500     718,069       211,719
H. C. Wolf          4,157     178,839                 45,527                12,500     703,951       211,719

- --------
  /1/Equal to the mean ($79.4375) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 1995, less the exercise prices of the options, multiplied by the number of options.
  /2/Includes 995 shares of Common Stock received upon exercise of 3,300 SARs payable one half in stock and one half in cash.
  /3/Includes 699 shares of Common Stock received upon exercise of 2,200 SARs payable one half in stock and one half in cash.
  /4/Includes 32,291 tandem SARs with a value of $1,835,036.

  PERFORMANCE SHARE UNITS ("PSUS")

  The following table sets forth certain information concerning the grant in 1995 of PSUs under the Corporation's Long-Term Incentive Plan to each named executive officer. These PSU grants entitle a recipient to "earn out" or receive performance shares (shares of the Corporation's Common Stock) at the end of a three-year performance cycle (1995-1997) based on the Corporation's performance during this three-year period. Under the 1995 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted:
(1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Report of the Compensation and Nominating Committee, beginning on page 11.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                    NUMBER OF    PERFORMANCE  ESTIMATED FUTURE PAYOUTS UNDER
                     SHARES,       OR OTHER    NON-STOCK PRICE-BASED PLANS
                    UNITS OR     PERIOD UNTIL -------------------------------------
                 OTHER RIGHTS/1/  MATURATION  THRESHOLD   TARGET/2/     MAXIMUM
 NAME                  (#)        OR PAYOUT      (#)         (#)          (#)
 ----            --------------- ------------ ----------  -----------   -----------
D. R. Goode          32,000       01/01/95-             0       24,256       32,000
                                  12/31/97
J. R. Turbyfill      16,000       01/01/95-             0       12,128       16,000
                                  12/31/97
D. H. Watts          10,000       01/01/95-             0        7,580       10,000
                                  12/31/97
J. S. Shannon        10,000       01/01/95-             0        7,580       10,000
                                  12/31/97
S. C. Tobias         10,000       01/01/95-             0        7,580       10,000
                                  12/31/97
H. C. Wolf           10,000       01/01/95-             0        7,580       10,000
                                  12/31/97

- --------
  /1/Performance shares, when earned out, will be issued one half in cash and one half in stock, with the stock portion being held by NS for up to 60 months pursuant to a share retention agreement unless such requirement is waived by the Committee in its sole discretion. Because approximately one half of the performance shares earned under the 1995 award will be subject to a share retention agreement, the withholding taxes due will be withheld from the cash portion of this award.
  /2/The Long-Term Incentive Plan does not provide for a performance target; consequently, this column represents 75.8% of the maximum "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under NS' qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1995 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                               PENSION PLAN TABLE

                                  YEARS OF CREDITABLE SERVICE
                     -----------------------------------------------------------------------
 REMUNERATION           25                   30                   35                   40
 ------------        --------             --------             --------             --------
 $  200,000          $ 60,151             $ 73,639             $ 87,203             $101,129
    300,000            97,651              118,639              139,703              161,129
    400,000           135,151              163,639              192,203              221,129
    500,000           172,651              208,639              244,703              281,129
    600,000           210,151              253,639              297,203              341,129
    700,000           247,651              298,639              349,703              401,129
    800,000           285,151              343,639              402,203              461,129
    900,000           322,651              388,639              454,703              521,129
  1,000,000           360,151              433,639              507,203              581,129
  1,100,000           397,651              478,639              559,703              641,129
  1,200,000           435,151              523,639              612,203              701,129
  1,300,000           472,651              568,639              664,703              761,129
  1,400,000           510,151              613,639              717,203              821,129
  1,500,000           547,651              659,639              769,703              881,129

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1996, for each executive officer named in the Summary Compensation Table were: Mr. Goode, $789,348 and 30 years; Mr. Turbyfill, $687,595 and 35 years; Mr. Watts, $599,687 and 40 years; Mr. Shannon, $593,438 and 39 years; Mr. Tobias, $376,668 and 26 years; Mr. Wolf, $338,376 and 23 years.

               THE NORFOLK SOUTHERN CORPORATION COMPENSATION AND
                NOMINATING COMMITTEE REPORT CONCERNING THE 1995
                   COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 1995 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1995 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met five times during 1995. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Management Incentive Plan ("MIP"), as adopted by the Board of Directors (and since January 1, 1996, its Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting), and its Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with those paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers--as well as all officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. This information is compiled by the Corporation's Personnel Department and by an outside consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such subjective evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendations concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman's base salary between the 50th and 75th percentiles of the base salaries paid to chairmen of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Because Mr. Goode became Chairman of the Corporation in 1992, his base salary in 1995 still was below the 50th percentile (using the most current data available when the decision concerning his base pay was made); the base salary of other Executive Officers in 1995 approximated the 50th percentile.

  For 1995, Mr. Goode's salary was increased by $100,000, or 17.1%. This 1995 increase, not tied to or reflecting application of any specific formula, reflects both the Corporation's total operating revenues and record net income in 1994, despite uncertainties about the domestic economy and reduced export coal traffic, and the Board's confidence in Mr. Goode's leadership. The Committee recommended and the Board approved average increases of 3.5% for Messrs. Turbyfill, Shannon, Tobias, Watts and Wolf; these increases were based on Mr. Goode's recommendations and the Corporation's 1994 performance.

  MANAGEMENT INCENTIVE PLAN ("MIP"): The Corporation's MIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual profitability. Awards to Executive Officers and other MIP participants are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income when the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%. Beginning in calendar year 1996, incentive opportunities previously offered the Executive Officers and certain other Board-elected officers will be made available through the Executive Management Incentive Plan.

  Base salaries of the Corporation's Executive Officers have tended to be lower than at comparable organizations, and their incentive pay opportunities have tended to be higher. It is the Committee's philosophy that, when the Corporation achieves MIP profitability goals, the total of the Executive Officers' base salaries and MIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's incentive pay with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1994 the Committee set Mr. Goode's maximum 1995 incentive opportunity at 90% of 1995 base salary, the Vice Chairman's at 80% of 1995 base salary, and the other Executive Officers' at 75% of 1995 base salary. Actual payments, if any, are based on the total amount in the annual incentive fund. For 1995, 312 key employees, including the Executive Officers, earned MIP awards. In light of the Corporation's 1995 performance, the related MIP payments earned by Mr. Goode and the other Executive Officers were equal to 100% of their respective maximum incentive opportunities. The 1995 MIP award paid to Mr. Goode fell below the 50th percentile with respect to 1994 bonuses (the most current data available when decisions concerning his incentive opportunity were made) earned by chief executive officers in his peer group. The 1995 MIP awards paid to the other Executive Officers also fell below the 50th percentile with respect to 1994 bonuses earned by individuals in similar positions in their respective peer group.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions at a number of U.S. companies. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. Since the inception of the Plan and continuing through the awards made in 1994, this analysis resulted in a general practice of granting options to performance share units in a ratio of 2 to 1. For grants made in 1995, that ratio changed, reflecting the award of relatively more performance share units than in past years-- reflecting, in part, the effects of the Committee's decision not to make tax absorption payments on the actual earnouts of the 1995 awards: for Mr. Goode, the ratio of awarded options to awarded performance share units was roughly 1.56 to 1; for the other Executive Officers, that ratio was 1.25 to 1. Those ratios may or may not be maintained.

  The Committee compares Mr. Goode's total compensation to that of the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The total compensation of the other Executive Officers is evaluated relative to survey data for comparable positions at American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. Based on this review, the number of stock options and performance share units granted is fixed (assuming that all performance share units actually are earned--which has not happened to date) so as to place the total compensation of Mr. Goode and the other Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 1995 meeting, the Committee granted--subject to receipt of stockholders' approval at their May 1995 Annual Meeting, which approval was obtained--stock options to each of the six Executive Officers and to 307 other key employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the Committee granted--subject to receipt of stockholders' approval at their May 1995 Annual Meeting, which approval was obtained--performance share units which provide the Executive Officers and other recipients the opportunity to earn awards (that will be paid one half in cash and one half in shares of the Corporation's Common Stock) during the first quarter of 1998. The number of performance share units that are actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting--specifically, the Corporation's three-year (i.e., 1995-1997) average Return on Average Invested Capital, three-year average operating ratio and three-year total Return to Stockholders, evaluated relative to pre-established performance measures set out in the schedules below. One third of the performance share units granted in 1995 are available to be earned based on each of the three performance criteria.

       TOTAL STOCKHOLDER RETURN                     RETURN ON AVERAGE INVESTED CAPITAL
         ("TSR") VS. S&P 500                                     ("ROAIC")
- ---------------------------------------------   ------------------------------------------
                             PERCENTAGE OF                                   PERCENTAGE OF
      THREE-YEAR              PERFORMANCE             THREE-YEAR              PERFORMANCE
     AVERAGE TSR              SHARE UNITS               AVERAGE               SHARE UNITS
     VS. S&P 500                EARNED                   ROAIC                  EARNED
- ---------------------------------------------   ------------------------------------------
   90th percentile                100%                    20%                     100%
         80th                      90%                    19%                      90%
         70th                      85%                    18%                      80%
         60th                      80%                    17%                      70%
         50th                      75%                    16%                      60%
         40th                      50%                    15%                      50%
         30th                      30%                    14%                      40%
    25th and below                 0%                     13%                      20%
                                                       Below 13%                    0%

                            OPERATING RATIO ("OPR")
      ----------------------------------------------------------

       THREE-
       YEAR NS     PERCENTAGE OF
       AVERAGE   PERFORMANCE SHARE
         OPR       UNITS EARNED
      ----------------------------
         70%           100%
         75%            75%
         80%            50%
         85%            25%
      Above 85%         0%

  All stock options and performance share units granted in 1995 to Executive Officers were subject to the following terms. For the first five (5) years following the date stock options are granted and while the options remain outstanding (i.e., until such time as they are exercised by the Executive Officer), the Corporation pays cash dividend equivalents on such options to the Executive Officers. The Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  Mr. Goode was granted options on 50,000 shares of common stock and 32,000 performance share units in 1995, and the other Executive Officers as a group were awarded options on 70,000 shares of common stock and 56,000 performance share units.

  In sum, the Committee believes that the compensation of Executive Officers is competitive with that of similar positions at comparable American corporations. More important, the Committee believes each Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code to eliminate the deductibility of certain compensation over $1 million paid to executive officers. Based on the requirements of this new legislation and on interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Executive Officers and other personnel competitive compensation and to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                           E. B. Leisenring, Jr., Chairman
                                           L. E. Coleman, Member
                                           T. M. Hahn, Jr., Member
                                           R. E. McNair, Member

PERFORMANCE GRAPH

  The performance graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because the Company's Common Stock is owned entirely by NS and is not publicly traded.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the year 1996. This firm has acted as auditors for the Company since June 1, 1982.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1997 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Railway Company, Three Commercial Place, Norfolk, Virginia 23510-2191, no later than December 18, 1996.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as set forth above. However, if any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons acting under the proxies.

                                               By order of the Board of
                                               Directors,
                                                  SANDRA T. PIERCE,
                                                  Corporate Secretary.

[       ]

Please mark boxes [/] or [X] in blue or black ink.

(1) Election of Directors    FOR all nominees listed below, except as [_]
                             marked to the contrary (see instruction).

                             WITHHOLD AUTHORITY to vote for all  [_]
                             nominees listed below.

        Term expiring 1999:  D. Henry Watts and Henry C. Wolf
        Term expiring 1997:  J.C. Bishop, Jr. and L.I. Prillaman

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.


                                                Address Change and/or  [_]
                                                Comments Mark Here


                                        Sign exactly as name appears hereon.
                                        Attorneys-in-fact,XXXXX, trustees,
                                        guardians, corporate officers, etc.
                                        should give full title.

                                        Dated: ________________________, 1996

                                        _____________________________________
                                                   (SIGNATURE)

                                        _____________________________________
                                                   (SIGNATURE)


PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
- ------------------------------------------------------

                       NORFOLK SOUTHERN RAILWAY COMPANY
             THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Sandra T. Pierce, David R. Goode or Stephen C. Tobias, and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Railway Company to be held at Three Commercial Place, Norfolk, Virginia, on Tuesday, May 28, 1996, and any adjournments thereof, upon the matters more fully set forth in the Proxy Statement and to transact such other business as may properly come before the meeting.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)



                                            NORFOLK SOUTHERN RAILWAY COMPANY
                                            P.O. Box 11139
                                            New York, N.Y. 10203-0139